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                                                            EXHIBIT 5(e)(1)(ii)

                                AMENDMENT NO. 1
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT


         This Amendment dated as of September 28, 1998, amends the Master Investment Advisory Agreement (the "Agreement"), dated February 28, 1997, between AIM Investment Securities Funds, a Delaware business trust, and A I M Advisors, Inc., a Delaware corporation. Terms not otherwise defined herein shall have the meanings ascribed them in the Agreement.

                              W I T N E S S E T H:

         WHEREAS, the parties desire to amend the Agreement to add a new portfolio, namely AIM High Yield Fund II;

         NOW, THEREFORE, the parties agree as follows:

         Appendix A to the Agreement is hereby deleted in its entirety and replaced with the following:

                                  "APPENDIX A
                                       TO
                      MASTER INVESTMENT ADVISORY AGREEMENT
                                       OF
                        AIM INVESTMENT SECURITIES FUNDS


         The Company shall pay the Advisor, out of the assets of a Fund, as full compensation for all services rendered and all facilities furnished hereunder, a management fee for such Fund set forth below. Such fee shall be calculated by applying the following annual rates to the average daily net assets of such Fund for the calendar year computed in the manner used for the determination of the net asset value of shares of such Fund.

                             AIM HIGH YIELD FUND II

NET ASSETS                                                         ANNUAL RATE
----------                                                         -----------
First $500 million..............................................        0.625%
Over $500 million up to and including $1 billion................         0.55%
Over $1 billion.................................................         0.50%

                       AIM LIMITED MATURITY TREASURY FUND

NET ASSETS                                                         ANNUAL RATE
----------                                                         -----------
First $500 million..............................................         0.20%
Over $500 million...............................................        0.175%"



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         All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.



                                                AIM INVESTMENT SECURITIES FUNDS


Attest:   /s/ SAMUEL D. SIRKO                   By:   /s/ ROBERT H. GRAHAM
       ----------------------------                --------------------------
           Assistant Secretary                         President



(SEAL)

                                                A I M ADVISORS, INC.



Attest:   /s/ SAMUEL D. SIRKO                   By:   /s/ ROBERT H. GRAHAM
       ----------------------------                --------------------------
           Assistant Secretary                         President



(SEAL)


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